Exhibit 16.1

June 9, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by the RMI Titanium Company Employee Savings and Investment Plan (the “Plan”) (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Plan’s Form 8-K report dated June 7, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania